EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-166058 on Form S-3 and Registration Statements No. 333-166360, 333-129538, and 333-84447 on Form S-8 of our report dated February 22, 2011, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting for the recognition and presentation of other-than-temporary impairments in 2009).
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 22, 2011